UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 17, 2006

WENDY'S INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio		43017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-764-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

In connection with his decision to retire from the Company, on April 17, 2006, the Company entered into a Retirement Agreement (the "Agreement") with John T. Schuessler, its Chairman of the Board, Chief Executive Officer and President. Pursuant to the terms of the Agreement, Mr. Schuessler’s retirement was effective on April 17, 2006 and he agreed to serve as a consultant to the Company through April 17, 2008. He also agreed to confidentiality and non-compete provisions and other customary terms.

Under the Agreement, Mr. Schuessler is entitled to receive $3,000,000, payable in installments through April 17, 2008, subject to compliance with the terms and conditions of the Agreement. He will also be entitled to receive a cash payment if the Nominal 2006 Cash Bonus Amount exceeds $900,000. The Nominal 2006 Cash Bonus Amount equals the amount Mr. Schuessler would be entitled to be paid pursuant to the Company’s Senior Executive Annual Performance Plan, in accordance with the performance objectives and measures adopted by the Compensation Committee on March 17, 2006 and without reduction at the Compensation Committee’s discretion, if Mr. Schuessler had still been employed by the Company on the payment date for 2006 awards under that Plan.

Pursuant to the pre-existing retirement provisions of the Company’s 1990 Stock Option Plan and the 2003 Stock Incentive Plan, Mr. Schuessler is also entitled to (i) exercise vested non-qualified stock options to purchase 489,000 common shares of the Company until the earlier of the option expiration date or 48 months after April 17, 2006, and (ii) the issuance of common shares of the Company pursuant to the terms of the Performance Share Award Agreement dated March 19, 2004 entered into between the Company and Mr. Schuessler and the Stock Unit Award Agreement dated April 22, 2004 entered into between the Company and Mr. Schuessler. Pursuant to the terms of the awards, Mr. Schuessler will not receive common shares in connection with the performance shares that were awarded to him on March 23, 2005 and March 17, 2006.

Mr. Schuessler will also be entitled to participate in the Company’s group health insurance plan for a period not to exceed seven and one half years following April 17, 2006, on the same terms and conditions as are available to other former Company employees generally, at his expense (except as described below), and in accordance with applicable law, other than those provisions relating to the maximum required periods of continuation coverage. The Company agreed to pay Mr. Schuessler an amount equal to the premium cost incurred in maintaining the applicable coverage for Mr. Schuessler and his dependents through April 17, 2008. The Company also agreed to reimburse Mr. Schuessler in an amount not to exceed $20,000 for legal and financial planning costs incurred by him in connection with his retirement from the Company.

As a result of his retirement, Mr. Schuessler will be entitled to receive all benefits accrued for his account as of April 17, 2006, under the Company’s retirement plans, in accordance with and subject to the restrictions and limitations contained in those plans. The Company will not be required to make any contribution to its retirement plans for or on behalf of Mr. Schuessler after April 17, 2006.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the terms of the Agreement described in Item 1.01 above, Mr. Schuessler has resigned as a director of the Company and its subsidiaries and affiliates, and retired as the Chairman of the Board, Chief Executive Officer and President of the Company effective April 17, 2006. He also retired as an officer of the Company’s subsidiaries and affiliates.

In addition, the Company has announced that on April 17, 2006, Kerrii B. Anderson was elected as interim Chief Executive Officer and President of the Company and that James V. Pickett was elected Chairman of the Board. Mrs. Anderson was previously the Executive Vice President and Chief Financial Officer of the Company. Mr. Pickett had been the lead director of the Board and will remain Chairman of the Nominating and Corporate Governance Committee.

The Company also announced the appointment of Brendan P. Foley as Senior Vice President, Controller and Assistant Secretary effective April 17, 2006. Mr. Foley will also be the Company’s principal accounting officer.

Information on the business experience of Mrs. Anderson and Messrs. Pickett and Foley is set forth in the press release attached hereto as Exhibit 99.

The Company’s Board of Directors reduced the number of authorized directors to 14, also effective April 17, 2006. As a result of this action, there are now four directors whose terms will expire in 2008.

Item 7.01 Regulation FD Disclosure.

On April 17, 2006, the Company issued a press release announcing Mr. Schuessler’s retirement, the elections of Mrs. Anderson and Mr. Pickett, the appointment of Mr. Foley and other information. A copy of this press release is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99 - Press release issued by the Company dated April 17, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY'S INTERNATIONAL, INC.

April 17, 2006	By:	Kerrii B. Anderson

Name: Kerrii B. Anderson
Title: Chief Executive Officer and President

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Exhibit Index

Exhibit No.	Description

99	Press release issued by the Company dated April 17, 2006.